                                                                      Exhibit 12

                AIR PRODUCTS AND CHEMICALS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                                        Six Months
                                                                                                                          Ended
                                                                                  Year Ended 30 September                31 March
                                                                                  -----------------------                ---------
                                                                  1998       1999       2000       2001        2002       2003
                                                                  ----       ----       ----       ----        ----       ----
EARNINGS:

Income from continuing operations                               $  546.8     $450.5     $124.2     $465.6     $525.4     $242.3

Add (deduct):
   Provision for income taxes                                      280.9      209.5       (7.5)     196.2      247.5      106.5
   Fixed charges, excluding capitalized interest                   202.8      194.4      232.6      226.5      150.3       73.7
   Capitalized interest amortized during the period                  7.4        6.1        6.6        7.1        7.2        3.5
   Undistributed earnings of less-than-fifty-percent-owned
      affiliates                                                   (25.3)     (44.5)     (32.1)     (34.3)     (42.8)      (2.3)
                                                                --------     ------     ------     ------     ------     ------
      Earnings, as adjusted                                     $1,012.6     $816.0     $323.8     $861.1     $887.6     $423.7
                                                                ========     ======     ======     ======     ======     ======
FIXED CHARGES:

Interest on indebtedness, including capital lease
   obligations                                                  $  186.7     $175.4     $210.3     $201.6     $126.4     $ 61.8
Capitalized interest                                                18.4       24.7       19.7        8.8       11.7        4.1
Amortization of debt discount premium and expense                    1.9        1.3        3.1        5.6        2.2        1.2
Portion of rents under operating leases representative of
   the interest factor                                              14.2       17.7       19.3       19.3       21.7       10.7
                                                                --------     ------     ------     ------     ------     ------
      Fixed charges                                             $  221.2     $219.1     $252.4     $235.3     $162.0     $ 77.8
                                                                ========     ======     ======     ======     ======     ======
RATIO OF EARNINGS TO FIXED CHARGES:                                  4.6        3.7        1.3        3.7        5.5        5.4
                                                                ========     ======     ======     ======     ======     ======